UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

November 28, 2023

TREASURE GLOBAL INC

(Exact name of registrant as specified in its charter)

Delaware	001-41476	36-4965082
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

276 5th Avenue, Suite 704 #739 New York, New York	10001
(Address of principal executive offices)	(Zip Code)

+6012 643 7688

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.00001 per share	TGL	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On November 28, 2023, Treasure Global Inc (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with EF Hutton LLC as the underwriter (the “Underwriter”), relating to a firm commitment underwritten public offering (the “Offering”) of (i) 26,014,000 shares of common stock, par value $0.00001 per share (the “Common Stock”), at a public offering price of $0.10 per share of Common Stock and (ii) 14,000,000 pre-funded warrants (the “Pre-Funded Warrants”), each with the right to purchase one share of Common Stock, at a public offering price of $0.0999 per Pre-Funded Warrant. The Company granted the Underwriter a 45-day over-allotment option to purchase up to 6,002,100 additional shares of Common Stock and/or Pre-Funded Warrants. The Offering closed on November 30, 2023.

The net proceeds to the Company from the Offering were approximately $3.6 million, after deducting underwriting discounts and commissions and the payment of other offering expenses associated with the Offering that were payable by the Company. The Company paid the Underwriter an underwriting discount equal to 7.0% of the gross proceeds of the Offering and a non-accountable expense fee equal to 1.0% of the gross proceeds of the Offering.

The Company intends to use the net proceeds of the Offering for repayment of convertible debentures issued to YA II PN, Ltd. and for general corporate purposes, including working capital.

The Company and its directors and executive officers also agreed that, for a period of ninety (90) days after the date of the offering, subject to certain limited exceptions and as applicable, not to directly or indirectly, without the prior written consent of the Underwriter, (i) offer, sell, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company or (ii) file or caused to be filed any registration statement with the Securities and Exchange Commission (the “SEC”) relating to the offering of any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company.

The Pre-Funded Warrants were offered and sold to purchasers whose purchase of Common Stock in the Offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of the Company’s outstanding Common Stock immediately following the consummation of the Offering in lieu of Common Stock that would otherwise result in the purchaser’s beneficial ownership exceeding 4.99% of the Company’s outstanding Common Stock (or, at the election of the purchaser, 9.99%). Each Pre-Funded Warrant is exercisable for one share of Common Stock at an exercise price of $0.0001 per share. The Pre-Funded Warrants are immediately exercisable and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full.

The Underwriting Agreement contains customary representations and warranties, agreements and obligations, conditions to closing and termination provisions. The Underwriting Agreement provides for indemnification by the Underwriters of the Company, its directors and certain of its executive officers and by the Company of the Underwriters, for certain liabilities, including liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), and affords certain rights of contribution with respect thereto.

A registration statement on Form S-1, as amended (File No. 333-275411), relating to the Offering was declared effective by the SEC on November 13, 2023. The Offering was made only by means of a prospectus forming a part of the effective registration statement.

Item 8.01. Other Events.

On October 9, 2023, the Company received a written notice (the “Notice”) from The Nasdaq Stock Market LLC (“Nasdaq”), notifying the Company that it is no longer in compliance with the minimum stockholders’ equity requirement for continued listing on The Nasdaq Capital Market. Nasdaq Listing Rule 5550(b)(1) requires listed companies to maintain stockholders’ equity of at least $2,500,000. As a result of the Offering, the Company believes that as of the date of this Current Report on Form 8-K, it has met the minimum stockholders’ equity amount required by Nasdaq. Nasdaq will continue to monitor the Company’s ongoing compliance with the stockholders’ equity requirement and, if at the time of its next periodic report the Company does not evidence compliance, the Company may be subject to delisting.

On November 29, 2023, the Company issued a press release announcing the pricing of the Offering. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

On November 30, 2023, the Company issued a press release announcing the closing of the Offering. A copy of the press release is attached as Exhibit 99.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
1.1	Underwriting Agreement dated as of November 28, 2023, by and between Treasure Global Inc and EF Hutton LLC
4.1	Pre-Funded Warrant
99.1	Press Release dated as of November 28, 2023
99.2	Press Release dated as of November 30, 2023
104	Cover Page Interactive Data File (formatted in Inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 1, 2023	TREASURE GLOBAL INC

	By:	/s/ Chong Chan “Sam” Teo
	Name:	Chong Chan “Sam” Teo
	Title:	Chief Executive Officer

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